Exhibit 4.9
FORM 51-102F3 MATERIAL CHANGE REPORT
1. Name and Address of Company
Inter Oil Corporation (“Inter Oil”) 60-92 Cook Street Portsmith, Queensland 4870 Australia
2. Date of Material Change
October 30, 2007
3. News Release
A news release was filed on SEDAR and disseminated through the news wires on October 30, 2007.
4. Summary of Material Change
On October 30, 2007, Inter Oil Corporation announced that it had filed its revised Annual Report for the year ended 2006, 1st Quarter 2007 financial statements and 2nd Quarter 2007 financial statements with the United States Securities and Exchange Commission (SEC) and SEDAR.
5. Full Description of Material Change
The material change is described in more detail in the press release attached as Schedule “A”.
6. Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
Not applicable.
7. Omitted Information
In relation to the press release, no information has been omitted on the basis that it is confidential information.
8. Executive Officer
For further information regarding the matters described in this material change report, please contact Collin Visaggio, the Company’s Chief Financial Officer, at +61 7 4046 4600.

9. Date of Report
November 5, 2007. Inter Oil Corporation PP * 01JLX By: ............... ^s —
Phil Mulacek, Chairman and Chief Executive Officer

Schedule “A”

NEWS RELEASE

INTEROIL REVISES FINANCIAL STATEMENTS FOR ACCOUNTING TREATMENT

TORONTO – October 30, 2007 -- InterOil Corporation (TSX:IOL) (AMEX:IOC) (POMSoX:IOC) today filed a revised Annual Report for the year ended December 31, 2006, and revised Quarterly Reports (including revised MD&A and interim financial statements) for the first and second quarters of 2007, with the United States Securities and Exchange Commission (SEC) and with SEDAR in Canada.

Collin Visaggio, Chief Financial Officer of InterOil stated, "We have previously disclosed that the company has been in discussion with the SEC since mid-2006 in relation to the accounting treatment for the investor interests created under the Indirect Participation Interest Agreement #3 entered into on February 25, 2005. It has been agreed that a revised accounting treatment for the non-cash liabilities relating to the indirect participation interest be applied. This has resulted in a change to the company's profit and loss positions for the 2005 and 2006 calendar years, and for the first and second quarters of 2007."

The change in accounting treatment will not affect the company's cash position nor increase its cash liability. However, the restatements for the 2005 and 2006 calendar years increased InterOil's net loss by $22.8 million and $2.4 million respectively, and reduced the net loss reported for the first six months of 2007 by $0.7 million.

In the event that the indirect participation interests are conveyed with formation of an operating joint venture for the development of the Elk discovery, by a farm-in or partial sale, previously written off expenses related to the exploration expenditure incurred under the Agreement would be reflected as income, more than offsetting losses brought about by this changed accounting treatment. The company expects that this may occur during 2008.

An investor briefing has been set for Tuesday, October 30, 2007 at 08:30 Eastern at which time, Mr. Collin Visaggio will provide an overview on the revised accounting treatment. Investors are encouraged to address questions by e-mail to Mr. Visaggio, with respect to the revised accounting

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treatment which he will endeavour to address during the briefing. To listen to the briefing you may visit our website at www.interoil.com where a direct link to it will be provided.

Details of the revised financial statements may be found in the documents filed today, which may be accessed electronically at www.sec.gov on www.sedar.com or on the company's website at www.interoil.com.

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business with its primary focus in Papua New Guinea and the immediately surrounding region. InterOil's assets consist of petroleum licences covering about nine million acres, an oil refinery, and retail and commercial distribution assets, all located in Papa New Guinea. During 2006, InterOil announced a gas and condensate discovery, completed an optimization program at the refinery, and doubled its downstream business. In addition, InterOil is participating in a joint venture established to construct Papua New Guinea's first LNG plant on a site adjacent to its refinery.

FOR FURTHER INFORMATION

North America
David Larson
Investor Relations
david.larson@interoil.com
+1 281 292 1800

Australasia
Collin Visaggio
Chief Financial Officer
collin.visaggio@interoil.com
(617) 4046 4600

CAUTIONARY STATEMENTS

This press release may include "forward-looking statements" as defined by United States and Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, the ability of the Company to

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execute its business plan and other important factors in our filings including but not limited to those in our Annual Report for the year ended December 31, 2006 that could cause actual results to differ materially from those projected as described in the Company’s reports or whether the Company will complete the formation of an operating joint venture for the development of the Elk discovery.
Any forward-looking statement speaks only as of the date oil which such statement is made and the company undertakes 110 obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
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